Exhibit 99.3

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Announces Exercise In Full of Initial Purchasers’ Over-Allotment Option and Subsequent Closing of 1.625% Convertible Senior Notes Due 2030

Bethesda, MD, September 19, 2025 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that on September 18, 2025, it closed its previously announced private offering of $400,000,000 aggregate principal amount of its 1.625% Convertible Senior Notes due 2030 (the “Notes”), including $50,000,000 aggregate principal amount of Notes sold pursuant to the exercise in full of the initial purchasers’ over-allotment option to purchase additional Notes.

The Notes are the Company's senior unsecured obligations and rank equally with all of its existing and future unsecured debt that is not subordinated, senior to any future subordinated debt and junior to all existing and future debt and preferred equity of the Company’s subsidiaries. The Notes pay interest semiannually at a rate of 1.625% per annum and will mature on January 15, 2030. The Notes have an initial conversion rate of 62.9129 per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $15.89 per common share of the Company (“Common Shares”) and a conversion premium of 37.5% based on the closing price of $11.56 per Common Share on September 16, 2025). The initial conversion rate of the Notes is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Prior to July 15, 2029, the Notes are convertible only upon certain circumstances and during certain periods, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity of the Notes. Upon conversion, holders will receive cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, Common Shares or a combination of cash and Common Shares, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The Company used the net proceeds from the offering, together with approximately $4.1 million of cash on hand, to repurchase for cash approximately $400.0 million aggregate principal amount of its outstanding 1.75% Convertible Senior Notes due 2026 (the “2026 Notes”) in private transactions separately and individually negotiated with certain holders of the 2026 Notes.

The Company also repurchased from such holders approximately 4.3 million Common Shares pursuant to its existing common share repurchase program in privately negotiated transactions effected with or through one of the initial purchasers or one or more of its affiliates, at a price per share equal to $11.56, which was the last reported sales price per Common Share on the NYSE on September 16, 2025.

Concurrently with the pricing of the Notes, the Company, using available cash, entered into privately negotiated capped call transactions. The capped call transactions cover, subject to customary adjustments, the number of Common Shares underlying the Notes. The capped call transactions are generally expected to reduce the potential dilution to Common Shares upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions was initially $20.23, which represents a premium of 75% over the last reported sales price of Common Shares on the New York Stock Exchange on September 16, 2025 and is subject to certain adjustments under the terms of the capped call transactions.

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The Notes and any Common Shares issuable upon conversion of the Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States or to U.S. persons absent registration or pursuant to an exemption from, or in a transaction not subject to, registration. The Notes will be offered and sold only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 46 hotels, totaling approximately 12,000 guest rooms across 13 urban and resort markets.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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